UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

WEST CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2015

Dear Fellow Stockholders:

We are pleased to invite you to the Annual Meeting of Stockholders of West Corporation, to be held on May 15, 2015, at 10:00 a.m. local time, at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, for the following purposes:

1.	To elect the three Class II director nominees named in this proxy statement for a term expiring at the 2018 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To provide an advisory vote to approve named executive officer compensation; and

4.	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Holders of record of our common stock at the close of business on March 31, 2015 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders of record may vote their shares by telephone, via the Internet, by signing, dating and mailing the proxy card in the envelope provided, by delivering a completed proxy card at the Annual Meeting or by voting in person at the Annual Meeting. Instructions regarding all methods of voting are contained on the proxy card that is included with this proxy statement. If your shares of our common stock are held through a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet proxies will depend on their voting procedures.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

By Order of the Board of Directors,

Thomas B. Barker Chief Executive Officer and Chairman of the Board
April 10, 2015

Important Notice Regarding Internet Availability of Proxy Materials for the

2015 Annual Meeting to Be Held on May 15, 2015

Our proxy materials relating to our 2015 Annual Meeting (notice, proxy statement and annual report) are available at www.west.com.

WEST CORPORATION

11808 Miracle Hills Drive

Omaha, Nebraska 68154

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2015

We are pleased to invite you to the Annual Meeting of Stockholders of West Corporation, to be held on May 15, 2015, at 10:00 a.m. local time, at 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and accompanying proxy card are first being distributed on or about April 10, 2015 to stockholders of West Corporation, which is sometimes referred to in this proxy statement as “we,” “us,” “our,” “West” or the “Company,” in connection with the solicitation by our board of directors (the “Board of Directors” or “Board”) on behalf of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held on May 15, 2015, at 10:00 a.m. local time, at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and any postponement or adjournment thereof.

Matters to be Considered

At the Annual Meeting of Stockholders, stockholders will be asked to vote (i) to elect the three Class II director nominees named in this proxy statement for a term expiring at the 2018 Annual Meeting of Stockholders, (ii) to ratify the selection of the independent registered public accounting firm and (iii) to approve, on an advisory non-binding basis, the compensation of our named executive officers. See the sections entitled “PROPOSAL 1—ELECTION OF DIRECTORS,” “PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders (“Notice”). If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of our common stock as of the close of business on the record date, which was March 31, 2015, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. As of March 31, 2015, there were 85,017,076 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

Information About This Proxy Statement

Why you received this proxy statement. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders. This proxy statement includes information that we are required to provide to you under Securities Exchange Commission (“SEC”) rules and that is designed to assist you in voting your shares. If you own shares of our common stock in more than one account, such as individually or jointly with your spouse, you may receive more than one Notice relating to these proxy materials.

Voting by and Revocation of Proxies

Stockholders of record are requested to vote in one of four ways:

•	By telephone—You may use the toll-free telephone number shown on your proxy card;

•	Via the Internet—You may visit the Internet website indicated on your proxy card and follow the on-screen instructions;

•	By mail—You may date, sign and promptly return your proxy card by mail in the enclosed postage prepaid envelope; or

•	In person—You may deliver a completed proxy card at the meeting or vote in person.

Voting instructions (including instructions for both telephonic and Internet voting) are provided on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card.

If a stockholder does not return a signed proxy card or submit a proxy by telephone or via the Internet, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal. In addition, if any other matter is properly presented at the 2015 Annual Meeting of Stockholders, the persons named in the accompanying proxy card will have discretion to vote in their best judgment on such matter.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company’s Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet), or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held through a bank, broker, fiduciary or custodian, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures.

Quorum

The presence at the Annual Meeting of Stockholders, in person or represented by proxy, of the holders of a majority of the voting power of the Company’s capital stock issued and outstanding and entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes (as such term is described below in the section entitled “—Shares Held by Brokers”) will be counted toward the establishment of a quorum.

Required Votes

Proposal 1: Election of nominees named in this proxy statement as Class II directors. The affirmative vote of a majority of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein as a Class II director (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). “Abstentions” and “broker non-votes” will not be counted as a vote cast either “for” or “against” a nominee’s election and thus will not affect the election of a nominee; provided, however, that in a Contested Election of Directors (as defined in the Second Amended and Restated Bylaws), directors shall be elected by a plurality of the votes cast on the election of directors (instead of by votes cast “for” or “against” a nominee).

Proposal 2: Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes, if any, will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal. We do not expect there to be any broker non-votes with respect to the proposal.

Proposal 3: Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Other Matters. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning or postponing the meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Shares Held by Brokers

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on the ratification of the appointment of Deloitte & Touche LLP but will not be permitted to vote your shares on any of the other items. If you do not provide voting instructions on these items, including the election of the nominees named herein as directors, the shares will be treated as “broker non-votes” with respect to such item.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies.

Independent Registered Public Accounting Firm

We have been advised that a representative of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2014, will attend the Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors: Mr. Lee Adrean, Mr. Thomas B. Barker, Mr. Anthony J. DiNovi, Mr. Paul R. Garcia, Ms. Laura A. Grattan, Mr. Michael A. Huber, Mr. Soren L. Oberg and Mr. Gregory T. Sloma. In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes of directors—Class I, Class II and Class III—with initial terms expiring, respectively, at the first, second and third Annual Meetings of Stockholders following the initial public offering of our shares of common stock, which was completed on March 27, 2013 (the “Offering” or “IPO”). Commencing with the respective expirations of each class’ initial term, the directors of such class shall be elected to hold office for staggered three-year terms. The initial terms of the Class II directors expire on the date of the 2015 Annual Meeting of Stockholders, subject to the election and qualification of their respective successors.

In connection with the recapitalization of the Company completed on October 24, 2006 (the “Recapitalization”), we entered into a stockholder agreement (“Stockholder Agreement”) with certain stockholders, including the investors related to Thomas H. Lee Partners, L.P. (“THL”), the investors related to Quadrangle Group LLC (“Quadrangle” and, together with THL, the “Former Sponsors”), our founders, Gary L. West and Mary E. West, and certain of our executive officers, including Thomas B. Barker, Nancee R. Berger, and David C. Mussman. The Stockholder Agreement was amended and restated on March 8, 2013 to become effective upon the closing of the Offering (“Amended Stockholder Agreement”). None of our executive officers is a party to the Amended Stockholder Agreement. The Amended Stockholder Agreement provides that our Board of Directors shall be comprised of between five and eight members or such other number as may be specified from time to time by the Board in accordance with our Amended and Restated Certificate of Incorporation then in effect, and that certain of our stockholders have the right to designate director nominees to our Board of Directors, subject to their election by our stockholders at the annual meeting, as follows:

•

the THL investors are entitled to designate up to four directors for so long as they own at least a specified percentage of the shares of the Company they beneficially owned immediately prior to the closing of the Offering (the equivalent of 5% of such shares entitling the THL investors to designate one director);

•

the Quadrangle investors are entitled to designate one director for so long as they own at least the equivalent of 25% of the shares of the Company they beneficially owned immediately prior to the closing of the Offering; and

•	our Chief Executive Officer will be designated as a director by the holders of a majority of the shares of our common stock that were issued to the Former Sponsors.

Subject to applicable limitations in our Amended and Restated Certificate of Incorporation, each of the THL investors and the Quadrangle investors has the right to cause the resignation and replacement of its director designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions. Because our Chief Executive Officer is appointed, and may be terminated, by our Board of Directors, the Former Sponsors will effectively have the ability to select our Chief Executive Officer through the designation of directors, subject to ownership of our common stock above a certain threshold.

Nominees for Election to the Board of Directors

Each of the three Class II director nominees listed below is currently a director of the Company. The following biographies describe the business experience of each Class II director nominee. Following the biographical information for each director nominee, we have listed specific qualifications that the Board of Directors considered in determining whether to recommend that the director be nominated for election at the 2015 Annual Meeting.

If elected, each of the Class II director nominees is expected to serve for a term expiring at the Annual Meeting of Stockholders in 2018 and until his successor has been elected and qualified. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board of Directors recommends a vote FOR the following nominees for election as Class II directors.

Name	Age	Principal Occupation, Business Experience and Directorships

Lee Adrean	63

Mr. Adrean served as Corporate Vice President and Chief Financial Officer of Equifax, Inc., an information services company, from October 2006 until May 2014. Prior to joining Equifax, Mr. Adrean served as chief financial officer of several other public companies in the transaction processing, internet services, and financial services industries, and served as a strategy consultant for eleven years with Bain & Company. Mr. Adrean currently serves on the Board of Directors and as chair of the Audit Committee of Vantiv, Inc. Mr. Adrean joined the Board in March 2014.

Mr. Adrean was selected as a director because of his extensive experience and expertise in financial and accounting matters, including his experience as a Chief Financial Officer of several public companies.

Michael A. Huber	46

Mr. Huber is a Managing Principal of Quadrangle, a private investment firm, and since January 2011 has served as its President. Mr. Huber currently serves on the Boards of Directors of Data & Audio-Visual Enterprises Holdings Inc., NTELOS Holdings Corp., and Tower Vision Mauritius Limited and as a managing member of Access Spectrum LLC and of Hargray Holdings LLC. Mr. Huber is also a member of the Board of Trustees of Macalester College. Mr. Huber joined the Board in January 2014.

Mr. Huber was selected as a director because of his experience as a senior executive with particular skills in finance, administration, governance, and other aspects of public and private company management.

Soren L. Oberg	44

Mr. Oberg is a Managing Director of THL. Mr. Oberg worked at THL from 1993 to 1996 and rejoined in 1998. Mr. Oberg is currently a director of Ceridian Corporation, CompuCom Systems, Inc., Prime Risk Partners and Systems Maintenance Services, Inc. Mr. Oberg has been a director of the Company since 2006.

Mr. Oberg was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Other Members of the Board of Directors

Set forth below is the biographical information and qualifications of the continuing directors who are not nominees for election at this Annual Meeting of Stockholders as their current terms do not expire in 2015. Ms. Grattan and Messrs. Sloma and Garcia are Class III directors whose initial terms will expire on the date of the 2016 Annual Meeting of Stockholders. Messrs. Barker and DiNovi are Class I directors whose term will expire on the date of the 2017 Annual Meeting of Stockholders.

Name	Age	Principal Occupation, Business Experience and Directorships

Thomas B. Barker	60

Mr. Barker is the Chairman of the Board and Chief Executive Officer of West Corporation. Mr. Barker joined West Corporation in 1991 as Executive Vice President of West Interactive Corporation. He was promoted to President and Chief Operating Officer of West Corporation in March 1995. He was promoted to President and Chief Executive Officer of the Company in September 1998 and served as our President until January 2004. Mr. Barker has been a director of the Company since 1997 and Chairman of the Board since March 2008. Mr. Barker is the only director who is also a manager of the Company.

Mr. Barker provides insight from his 23 year tenure at West, including 16 years as Chief Executive Officer. His many years of experience running the Company provide an in-depth understanding of the Company’s history and complexity and add a valuable perspective for Board decision making.

Anthony J. DiNovi	52

Mr. DiNovi is Co-President of THL. Mr. DiNovi joined THL in 1988. Mr. DiNovi is currently a director of Dunkin’ Brands Group, Inc. Within the last five years, Mr. DiNovi formerly served on the board of Michael Foods, Inc. Mr. DiNovi has been a director of the Company since 2006 and was Chairman of the Board from October 2006 until March 2008.

Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Paul R. Garcia	62

Mr. Garcia recently retired from his position of Chairman of the Board of Global Payments Inc., a leading provider of payment processing services. From February 2001 until October 2013, Mr. Garcia was Chief Executive Officer of Global Payments Inc. Mr. Garcia was also the Chief Executive Officer of NDC eCommerce, a division of National Data Corporation from July 1999 to January 2001. Mr. Garcia was President and Chief Executive Officer of Productivity Point International from March 1997 to September 1998, Group President of First Data Card Services from 1995 to 1997, Chief Executive Officer of National Bancard Corporation from 1989 to 1995 and has been a director of Dun & Bradstreet Corp since May 2012 and a director of SunTrust Banks, Inc. since August 2014.

Mr. Garcia was nominated to serve as a director effective immediately following the closing of our IPO because of his experience as a chief executive officer of a publicly traded company and extensive knowledge of and experience in the platform-based payment services and financial services industries.

Name	Age	Principal Occupation, Business Experience and Directorships

Laura A. Grattan	33

Ms. Grattan is a Director at THL. Ms. Grattan worked at THL from 2005 to 2007, then returned in 2009 as a Vice President, in 2013 became a Principal and in 2014 became a Director. Ms. Grattan is currently a director of inVentiv Health, Inc. Ms. Grattan joined the Board in October 2012.

Ms. Grattan was selected as a director because of her experience addressing financial, strategic and operating issues as an executive of a financial services firm and as a director of several companies in various industries.

Gregory T. Sloma	63

Mr. Sloma is a business, financial and tax advisor to private companies. Mr. Sloma is also a board member and chairman of the audit committee of Financial Transmission Network, Inc., a private company which designs, develops and manages scalable, customized solutions that incorporate check scanning, ACH processing, card processing and ID verification on a single, managed platform. From July 2001 to January 2004, Mr. Sloma was Vice Chairman and Director of Mergers & Acquisitions of Data Transmission Network Corporation (“DTN”), an Omaha-based provider of electronic information and communication services. Prior to holding this position, Mr. Sloma served as DTN’s President and Chief Executive Officer. He was an employee of DTN since April 1993, holding the positions of President and Chief Operating Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer.

Mr. Sloma was appointed to serve as a director effective immediately following the closing of our IPO because of his extensive experience and expertise in financial and accounting matters, as well as his experience as a member of our Board of Directors and Audit Committee prior to our recapitalization in 2006.

CORPORATE GOVERNANCE

Independence of the Board of Directors and Controlled Company Exemption

Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website at www.west.com under the Governance tab on the Investor Information page, the Board of Directors is required to affirmatively determine whether each of our directors is independent under the listing standards of Nasdaq, the principal exchange on which our common stock is traded.

During its review of director independence, the Board considers all information it deems relevant, including, without limitation, any transactions and relationships between each director or any member of his or her immediate family and the Company or its subsidiaries or affiliates. The purpose of this review is to determine whether any such relationship or transaction would interfere with the individual’s independent judgment in carrying out the responsibilities of a director. Because it is not possible to anticipate or explicitly provide for all circumstances that might signal potential conflicts of interest or bear on the materiality of a director’s relationship with the Company, the Board, when making its “independence” determinations, prefers to broadly consider all relevant facts and circumstances, including, without limitation, applicable independence standards promulgated by Nasdaq.

As a result of this review, the Board has affirmatively determined that each of Messrs. Sloma, Garcia and Adrean are independent under the applicable listing standards of Nasdaq.

Because investment funds associated with our Former Sponsors have agreed to act together on certain matters, including with respect to the election of directors, and owned approximately 52% of the voting power of our common stock as of December 31, 2014, we were previously considered a “controlled company” under the applicable listing standards of Nasdaq. Accordingly, we were previously exempt from the obligation to comply with certain of the corporate governance requirements under the applicable listing standards of Nasdaq. However, following a secondary offering pursuant to which certain selling stockholders sold 12,650,000 shares of our common stock on March 18, 2015 (the “Secondary Offering”) together with an additional 1,000,000 shares sold to the Company, the funds associated with our Former Sponsors now own approximately 36% of the voting power of our common stock. As a result, we no longer qualify as a “controlled company” within the meaning of the corporate governance standards contained in the listing standards of Nasdaq. Subject to the phase-in periods under those rules, we will be required to have a board of directors consisting of a majority of independent directors and compensation and nominating committees consisting of entirely independent directors.

Currently, three out of eight members of our Board of Directors are independent directors. In addition, one member of each of our Compensation Committee and our Nominating and Corporate Governance Committee is an independent director. Under the phase-in rules of the listing standards of Nasdaq, our Compensation Committee and our Nominating and Corporate Governance Committee will each be required to consist of a majority of independent directors within 90 days following March 18, 2015 and to consist solely of independent directors by March 18, 2016. In addition, we will be required to maintain a majority of independent directors on our Board of Directors by March 18, 2016. The “controlled company” exemption does not modify the independence requirements for our Audit Committee, which already consists solely of independent directors. During these phase-in periods, we may continue to utilize the available exemptions from certain corporate governance requirements, as permitted by the Nasdaq Marketplace Rules.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its standing committees. Copies of the committees’ charters are posted on our website at www.west.com under the Governance tab on the Investor Information page. Each of the standing committees reports to the Board as they deem appropriate and as the Board requests. The duties and responsibilities of these standing committees are set forth below.

Audit Committee

The controlled company exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and the listing standards of Nasdaq, which require that our Audit Committee be composed of at least three members, all of whom are independent.

Our Audit Committee’s primary duties and responsibilities are, among other things, to: (1) appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of the Company’s independent accountants; (2) establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters; (3) engage independent counsel and other advisers, as necessary; (4) determine funding of various services provided by accountants or advisers retained by the Audit Committee; (5) review our financial reporting processes and internal controls; (6) review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board of Directors; and (7) provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The current members of the Audit Committee are Messrs. Sloma (Chair), Garcia and Adrean. The Board of Directors has determined that Mr. Sloma qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee.

Each of Messrs. Sloma, Garcia and Adrean meet the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of Nasdaq.

The Audit Committee met five times in 2014.

Compensation Committee

As discussed above, because we no longer qualify as a “controlled company” under the listing standards of Nasdaq, we are no longer exempt from the requirement to have the Compensation Committee consist entirely of independent directors as defined under the listing standards of Nasdaq. Under the phase-in rules of the listing standards of Nasdaq, our Compensation Committee will be required to consist of a majority of independent directors within 90 days following March 18, 2015 and to consist solely of independent directors by March 18, 2016.

The purpose of the Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our directors and executive officers. The Compensation Committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. The Compensation Committee also prepares the Compensation Committee Report on executive compensation included in these proxy materials.

Our Compensation Committee plays an integral role in our processes and procedures for the consideration and determination of executive compensation. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and reviews, determines and makes a recommendation to the independent directors regarding the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee annually evaluates the performance of the other executive officers against corporate goals and objectives and reviews, determines and makes a recommendation to the Board of Directors regarding these other officers’ compensation. The Compensation Committee has the authority to review and recommend or approve salary and bonus compensation, grants and awards of equity-based compensation under the Company’s incentive compensation and equity-based plans and employment, severance, consulting and change in control or termination agreements and arrangements for the Company’s executive officers.

The Compensation Committee’s determinations and recommendations are developed, where appropriate, with input from the officers and other employees of the Company. The Compensation Committee reviews management recommendations, and the advice of legal counsel, along with other sources of data, when formulating its recommendations to the Board. A discussion and analysis of the compensation decisions regarding the executive officers named in the Summary Compensation Table appears in this proxy statement in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. The Compensation Committee has sole authority to replace compensation consultants retained from time to time and to hire additional compensation consultants at any time. In 2014, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide independent guidance on executive compensation matters including, but not limited to, pay philosophy, compensation benchmarks, incentive plan design, competitive market analysis, including base salary, annual bonus, long-term incentive awards, benefits, perquisites and severance protection, and market data on director compensation. Before hiring Meridian, the Committee reviewed and evaluated Meridian’s independence. In considering Meridian’s independence, the Committee reviewed numerous factors relating to Meridian and the individuals actually providing services to the Company, including those required by the SEC and the Nasdaq. Based on a review of these factors, the Committee determined that Meridian is independent and that their engagement presents no conflicts of interest. Meridian provides data and analysis to the entire Board of Directors.

The Compensation Committee consists of Messrs. DiNovi (Chair), Oberg and Garcia.

The Compensation Committee formally met one time in 2014 and met informally on additional occasions in 2014 to discuss eleven actions taken by unanimous written consent.

Nominating and Corporate Governance Committee

As discussed above, because we no longer qualify as a “controlled company” under the listing standards of Nasdaq, we are no longer exempt from the requirement to have the Nominating and Corporate Governance Committee consist entirely of independent directors as defined under the listing standards of Nasdaq. Under the phase-in rules of the listing standards of Nasdaq, our Nominating and Corporate Governance Committee will be required to consist of a majority of independent directors within 90 days following March 18, 2015 and to consist solely of independent directors by March 18, 2016.

The Nominating and Corporate Governance Committee is responsible for recruiting and retention of qualified persons to serve on our Board of Directors, including proposing such individuals to the Board of Directors for nomination for election as directors, for evaluating the performance, size and composition of the Board of Directors and for oversight of our compliance activities.

The Nominating and Corporate Governance Committee consists of Mr. Oberg (Chair), Ms. Grattan and Mr. Adrean.

The Nominating and Corporate Governance Committee met one time in 2014 and met informally on additional occasions in 2014 to discuss one action taken by unanimous written consent.

Criteria for Director Nominees

In selecting director candidates, the Nominating and Corporate Governance Committee and the Board of Directors consider whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board. In this respect, the Nominating and Corporate Governance Committee and the Board consider, among other qualifications: experience; background; judgment; integrity; ability to make independent analytical inquiries; understanding of the Company’s business environment; personal accomplishment; geographic, gender, age or ethnic diversity; and willingness to devote adequate time to Board duties. In evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee shall take into account Nasdaq listing rules and any other applicable law, regulation or rule. Other than the foregoing, there are no minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may consider such other qualifications as it may deem appropriate. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best achieve the success of the Company’s business and represent shareholder interests through the exercise of sound judgment.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying, recruiting and screening potential candidates, and then selecting or recommending that the Board select director nominees to stand for election at each annual meeting of stockholders of the Company in which directors will be elected. In the event there is a vacancy on the Board, the Nominating and Corporate Governance Committee is also responsible for identifying individuals that the Committee believes are qualified to become Board members and recommending such individual(s) for appointment to the Board. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service with that of obtaining a new perspective. If any member of the Board did not wish to continue in service or if the Nominating and Corporate Governance Committee decided not to nominate a member for reelection, the Nominating and Corporate Governance Committee would identify the desired skills and experience of a new nominee based on the criteria listed above. Executive search firms may be retained to identify individuals that meet the criteria of the Nominating and Corporate Governance Committee. Our Amended Stockholder Agreement provides that certain of our stockholders have the right to designate director nominees to our Board of Directors, subject to their election by our stockholders at the annual meeting. Additional details regarding the Amended Stockholder Agreement are discussed above in the section entitled “PROPOSAL 1—ELECTION OF DIRECTORS.”

The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s management or stockholders in the same manner in which it evaluates other candidates identified by the Committee, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board can do so by writing to the Company’s Secretary by mail at West Corporation, Corporate Secretary, 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Recommendations must include the information relating to such candidate that would be required to be disclosed in a proxy statement in accordance with Regulation 14A, as well as other information required for nomination of directors by stockholders as provided in our Second Amended and Restated Bylaws. The Company may require any proposed director candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of the candidate to serve either as a director of the Company or as an independent director of the Company under applicable rules, regulations and guidelines, or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of the candidate, as determined in the Board’s sole discretion.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, stockholders may also, pursuant to procedures established in our Second Amended and Restated Bylaws, directly nominate one or more director candidates to stand for election at an annual or special meeting of stockholders. For an annual meeting of stockholders, a stockholder wishing to make such a nomination must deliver a notice of nomination to the Company’s Secretary in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting or, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, no more than 120 days prior to such annual meeting nor less than the later of (A) 90 days prior to such annual meeting and (B) 10 days after the earlier of (1) the day on which notice of the date of the meeting was mailed or (2) the day on which public disclosure of the date of the meeting was made. The deadline for such notice with respect to the 2016 Annual Meeting of Stockholders is discussed below in the section entitled “STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING.” For a special meeting of stockholders, a stockholder’s notice of nomination must be received by the Company’s Secretary in proper written form no more than 10 days after the earlier of (A) the day on which notice of the date of the special meeting was mailed or (B) the day on which public disclosure of the date of the special meeting was made. In either case, a notice of nomination submitted by a stockholder must include the information concerning the nominating stockholder and the stockholder’s nominee(s) as required by our Second Amended and Restated Bylaws.

Board of Directors Leadership Structure

Mr. Thomas B. Barker, our Chief Executive Officer, serves as the Chairman of our Board of Directors. The Board believes that the combined role of Chairman and Chief Executive Officer, together with the use of regular executive sessions of the independent directors, achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of those objectives.

The Board believes that having the Company’s Chief Executive Officer serve as the Chairman is in the best interest of its stockholders because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. The Board additionally believes that because the Chairman and Chief Executive Officer is the director most familiar with the Company’s business, industry and day-to-day operations, he is well-positioned to help the Board focus on those issues of greatest importance to the Company and its stockholders and to assist the Board with identifying the Company’s strategic priorities, as well as the short-term and long-term risks and challenges facing the Company. While independent directors have invaluable experience and expertise from outside the Company and its businesses, giving them different perspectives regarding the development of the Company’s strategic goals and objectives, the Chief Executive Officer is well-suited to bring Company-specific experience and industry expertise to his discussions with non-management directors.

The Board does not believe that a single leadership structure is right for all companies at all times, however, so the Board will periodically review its leadership structure to determine, based on the circumstances at the time, whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Board of Directors Role in Risk Oversight

The Board of Directors has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. The Board of Directors is responsible for oversight of strategic and financial risks and exposures associated with the Company’s business strategy, policy matters, significant litigation and regulatory exposures. The Board of Directors also has the ultimate responsibility through its relevant committees to evaluate the integrity of the Company’s accounting and financial reporting systems and to manage conflicts of interest in accordance with its own internal guidelines, Nasdaq rules and applicable law.

Our Audit Committee has been delegated the responsibility for overseeing our risk assessment and risk management processes on behalf of the full Board, including the Company’s major litigation and financial risk exposures and the steps management has taken to monitor and control such exposures. Risks and opportunities are considered in business decision making and as part of our overall business strategy. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our company, and the Audit Committee is responsible for discussing guidelines and policies by which risk assessment and management are undertaken. Senior management provides updates to the Audit Committee and reports to both the Audit Committee and the full Board on any identified high priority risks and opportunities.

Compensation Risks

Our Compensation Committee reviews periodically the Company’s compensation plans, policies and programs to assess the extent to which they encourage excessive or inappropriate risk-taking or earnings manipulation. The Compensation Committee has reviewed our compensation plans, policies and programs and concluded, based on historical experience of the Company and in consultation with the Company’s management, that they are not reasonably likely to have a material adverse effect on the Company for the reasons described below under “Risk Management and Compensation.”

Attendance at Meetings

It is our policy that each director is expected to dedicate sufficient time to the performance of his or her duties as a director, including by attending meetings of the Board of Directors and committees of which he or she is a member.

In 2014, the Board held nine meetings, including regularly scheduled and special meetings. All incumbent directors other than Ms. Grattan attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods for which he or she has served). One director also attended our annual meeting of stockholders. The Company has no formal policy regarding director attendance at annual stockholder meetings.

Communications with the Board of Directors

Shareholders who would like to communicate with an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, may do so by writing to them by mail, c/o General Counsel, West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company. Any such communication is then distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s General Counsel, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that are primarily commercial in nature, communications that are related to an improper or irrelevant topic, or communications that request general information about the Company.

Amended and Restated Code of Ethical Business Conduct

We have adopted an Amended and Restated Code of Ethical Business Conduct (the “Ethics Code”) that is applicable to all of our directors, officers and employees. The Ethics Code includes standards and procedures for reporting and addressing potential conflicts of interest, the accuracy of the Company’s financial records, corporate opportunities and insider information, as well as a general code of conduct that provides guidelines regarding how to conduct business in an ethical manner. A copy of the Ethics Code is available on our website at www.west.com under the Governance tab on the Investor Information page. Any waivers of the Ethics Code for directors or executive officers, or any amendments to the Ethics Code, shall be posted on West’s web site within four business days of such amendments or waivers, as the case may be.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines. These guidelines outline the operating principles of our Board of Directors and the composition and working process of our Board and its committees. The Nominating and Corporate Governance Committee is responsible for developing and monitoring compliance with our Corporate Governance Guidelines. The Board of Directors periodically reviews the Corporate Governance Guidelines and may amend them from time to time. A copy of our Corporate Governance Guidelines is posted on our website at www.west.com under the Governance tab on the Investor Information page.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires West’s directors, executive officers and beneficial owners of more than 10 percent of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company notes that four Form 4s were filed after the two-day requirement for Mr. Barker, Mr. Mussman, Mr. Strubbe and Mr. Treinen. In each case, the late Form 4s related to acquisitions of notional share units in the Company’s deferred compensation plan. The Company believes that all other forms required to be filed during 2014 were filed in a timely manner.

Compensation Committee Interlocks and Insider Participation

Those directors who were members of our Compensation Committee for some period during 2014 included Messrs. DiNovi (Chair) and Oberg. No member of the Compensation Committee was, during 2014 or previously, an officer or employee of the Company or its subsidiaries. In addition, during 2014, there were no Compensation Committee interlocks required to be disclosed. Messrs. DiNovi and Oberg are affiliated with THL, a Former Sponsor.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table summarizes the beneficial ownership of our common stock as of March 31, 2015 by:

•	each person or group who we know beneficially owns more than 5% of our common stock;

•	each member of our Board of Directors and each director nominee;

•	each executive officer whose name appears in the Summary Compensation Table below; and

•	all members of our Board of Directors and our executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2015 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as noted by footnote, all stockholdings are as of March 31, 2015 and the percentage of beneficial ownership is based on 85,017,076 shares of common stock outstanding and entitled to vote at the Annual Meeting as of March 31, 2015.

Name and Address of Beneficial Owners(1)	Shares Beneficially Owned	Percent of Common Shares
5% Stockholders
Thomas H. Lee Partners Funds(2)	24,963,781	29.4%
Gary L. West(3)	7,744,530	9.1%
Mary E. West(4)	7,650,781	9.0%
Quadrangle Funds(5)	5,194,293	6.1%
FMR LLC(6)	4,969,955	5.8%
Directors and Named Executive Officers
Lee Adrean	7,449	*
Thomas B. Barker(7)	1,993,042	2.3%
Nancee R. Berger(8)	408,650	*
Anthony J. DiNovi	—	—
Paul R. Garcia	12,276	*
Laura A. Grattan	—	—
Michael A. Huber	—	—
Paul M. Mendlik(9)	298,506	*
Soren L. Oberg	—	—
David C. Mussman(10)	339,337
Gregory T. Sloma	12,276	*
David J. Treinen(11)	239,103	*
Todd B. Strubbe(12)	307,354	*
All directors and executive officers as a group (15 persons)(13)	2,718,127	4.4%

*	Less than 1%

(1)	The address of each of our executive officers and directors is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

(2)

Includes 10,345,649 shares of common stock owned by Thomas H. Lee Equity Fund VI, L.P.; 7,005,525 shares of common stock owned by Thomas H. Lee Parallel Fund VI, L.P.; 1,223,724 shares of common stock owned by Thomas H. Lee Parallel (DT) Fund VI, L.P.; 18,980 shares of common stock owned by THL Coinvestment Partners, L.P.; 5,433,234 shares of common stock owned by THL Equity Fund VI Investors (West), L.P.; and 831,087 shares of common stock owned by THL Equity Fund VI Investors (West) HL, L.P. (collectively, the “THL Funds”); 52,801 shares of common stock owned by Putnam Investment Holdings, LLC; and 52,781 shares of common stock owned by Putnam Investments Employees’ Securities Company III LLC (collectively, the “Putnam Funds”; and, together with the THL Funds, the “Thomas H. Lee Partners Funds”). The general partner of the THL Funds, other than THL Coinvestment Partners, L.P., is THL Equity Advisors VI, LLC, whose sole member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC, whose managing member is THL Holdco, LLC. The general partner of THL Coinvestment Partners, L.P. is Thomas H. Lee Partners, L.P. The Putnam Funds are co-investment entities of the THL Funds and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Funds are made by the management committee of THL Holdco, LLC. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, LLC and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Each of Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of Putnam Investments Employees’ Securities Company III LLC (“ESC III”). Holdings disclaims any beneficial ownership of any shares held by ESC III. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Funds. The address of each of the THL Funds and Messrs. DiNovi and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110. The Putnam Funds have an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, MA 02109. The information presented in this table is based solely on a review of the Form 4 filed by the THL Funds and Putnam Funds in March 2015.

(3)

Includes 95,065 shares of common stock owned by West Investment Holdings, LLC; 2,249,713 shares of common stock owned by Gary West CRT1 LLC; 1,874,761 shares of common stock owned by Gary West CRT2 LLC; 1,499,808 shares of common stock owned by Gary West CRT3 LLC; 1,124,856 shares of common stock owned by Gary West CRT4 LLC; and 806,577 shares of common stock owned by Gary West CRT5 LLC. 93,750 shares of common stock are owned by the Gary and Mary West Health Institute (the “Institute”), a nonprofit organization, which has appointed Mr. West as sole representative and proxy with respect to its shares. Mr. West disclaims any beneficial ownership of any shares held by the Institute. The address for the Institute is 10350 N. Torrey Pines Rd., La Jolla, CA 92037. The address for each of Gary West CRT1 LLC, Gary West CRT2 LLC, Gary West CRT3 LLC, Gary West CRT4 LLC, Gary West CRT5 LLC and West Investment Holdings, LLC is c/o West Family Holdings, 5796 Armada Drive, Suite 300, Carlsbad, CA 92008. The information presented in the table is based solely on a review of the Schedule 13Gs and Form 4s filed in February 2015 by Gary L. West and Mary E. West.

(4)

Includes 95,065 shares of common stock owned by West Investment Holdings, LLC; 2,249,713 shares of common stock owned by Mary West CRT1 LLC; 1,874,761 shares of common stock owned by Mary West CRT2 LLC; 1,499,808 shares of common stock owned by Mary West CRT3 LLC; 1,124,856 shares of common stock owned by Mary West CRT4 LLC; and 806,578 shares of common stock owned by Mary West CRT5 LLC. The address for each of Mary West CRT1 LLC, Mary West CRT2 LLC, Mary West CRT3 LLC, Mary West CRT4 LLC, Mary West CRT5 LLC and West Investment Holdings, LLC is c/o West Family Holdings, 5796 Armada Drive, Suite 300, Carlsbad, CA 92008. The information presented in the table is based solely on a review of the Schedule 13Gs and Form 4s filed in February 2015 by Gary L. West and Mary E. West.

(5)

Includes 4,545,945 shares of common stock owned by Quadrangle Capital Partners II LP; 121,958 shares of common stock owned by Quadrangle Select Partners II LP; and 526,390 shares of common stock owned by Quadrangle Capital Partners II-A LP (collectively, the “Quadrangle Funds”). The Quadrangle Funds’ general partner is Quadrangle GP Investors II LP, whose general partner is QCP GP Investors II LLC (collectively, the “QF Advisors”). Shares held by the Quadrangle Funds may be deemed to be beneficially owned by the QF Advisors. The QF Advisors disclaim any beneficial ownership of any shares held by the Quadrangle Funds. Each of the Quadrangle Funds has an address c/o Quadrangle Group LLC, 1065 Avenue of the Americas, 34th Floor, New York, NY 10018. Voting or investment control over securities that the Quadrangle Funds own are acted upon by the investment committee of QCP GP Investors II LLC as general partner of Quadrangle GP Investors II LP, the general partner of the Quadrangle Funds. The current members of the investment committee of QCP GP Investors II LLC are Brian Bytof, Michael A. Huber and Steven G. Felsher. The information presented in this table is based solely on a review of the Form 4 filed by the Quadrangle Funds in March 2015.

(6)	A Schedule 13G dated February 13, 2015, was filed by FMR LLC and Edward C. Johnson, indicating that through their control of FMR LLC’s wholly owned subsidiary, Fidelity Management & Research Company, they had sole power to vote or to direct the vote of 281,633 shares of common stock and the sole power to dispose or to direct the disposition of 4,119,955 shares of common stock. On March 18, 2015, FMR LLC acquired an additional 850,000 shares of common stock through the Company’s Secondary Offering of common stock. Fidelity Management and Research Company, with principal offices at 245 Summer Street, Boston, Massachusetts, 02210, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(7)	Includes 577,968 shares subject to options.

(8)	Includes 93,750 shares subject to options and 152,898 shares held by family trusts.

(9)	Includes 46,875 shares subject to options and 134,578 shares of common stock owned by family trusts.

(10)	Includes 75,000 shares subject to options.

(11)	Includes 75,000 shares subject to options.

(12)	Includes 140,625 shares subject to options.

(13)	Includes 1,027,968 shares subject to options.

The table above does not include 1,376,524 shares notionally granted under our Nonqualified Deferred Compensation Plan at March 31, 2015. These notional shares have not been issued, do not carry voting rights and cannot be sold until the end of the deferral periods unless there is a change of control of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Business Overview

West is a global provider of technology-enabled communication services. We offer a broad range of communication and network infrastructure solutions that help manage or support essential communications. These solutions include unified communications services, safety services, interactive services such as automated notifications, telecom services and specialized agent services. The scale and processing capacity of our proprietary technology platforms, combined with our expertise in managing voice and data transactions, enable us to provide reliable, high-quality, mission-critical communications designed to maximize return on investment for our clients. Our clients include Fortune 1000 companies, along with small and medium enterprises in a variety of industries, including telecommunications, retail, financial services, safety, education, technology and healthcare. We have sales and/or operations in the United States, Canada, Europe, the Middle East, Asia-Pacific, Latin America and South America.

Our executive officers have an average tenure of approximately 16 years with us and have grown the Company through various market cycles, both as a public and as a private company. We believe that as a group, this team has created a culture of superior client service and growth in revenue and profitability. We believe that our team has also established a long track record of successfully acquiring and integrating companies to drive growth. Retaining and motivating the senior leadership team is an important element of our success.

In evaluating the 2014 results and compensation decisions, the Compensation Committee considered that the Company’s named executive officers substantially met key objectives in support of the Company’s financial and business objectives, including:

•	Our revenue increased $97.6 million, or 4.6% in 2014 compared to revenue in 2013.

•	Our operating income increased $10.1 million, or 2.2% in 2014 compared to operating income in 2013.

•	We executed on our acquisition strategy by completing the acquisitions of:

•	SchoolMessenger, a leading provider of notification and mobile communication solutions for the K-12 education market;

•	Health Advocate, a leading provider of healthcare advocacy services;

•

the assets of GroupCast, L.L.C., a provider of alerts and notification services for corporations, government agencies and K-12 school districts that operates under two brands, GroupCast and SchoolReach; and

•	the assets of 911 Enable, a provider of emergency communications solutions for IP-based enterprise customers across the United States and Canada.

•

We substantially implemented a plan approved by our Board of Directors to sell several of our agent-based businesses, including our consumer facing customer sales and lifecycle management, account services and receivables management businesses, which was completed on March 3, 2015 for proceeds of approximately $275.0 million.

Please see our 2014 Annual Report on Form 10-K for more information regarding our performance.

Recent Compensation Actions

For 2014, many of the compensation decisions were designed to align our plans, policies and program with the Company’s mid- and long-term financial and operating objectives and drive motivation and retention beyond 2014. These decisions included:

No Executive Base Salary Increases for 2014: There were no changes in our named executive officers’ base salary levels for 2014 from levels effective March 2013.

2014 Stock Awards: In September 2014, we awarded restricted stock awards to further focus recipients on the long-term performance of the Company and to facilitate executive retention.

CEO Performance Award: In October 2014, we awarded a performance-based restricted stock award to our CEO which is subject to vesting over a two to four year performance period based upon the Company’s relative Total Shareholder Return over the applicable performance period.

Separation Agreement: In May 2014, the Company announced Mr. Mendlik’s intent to retire in April 2015. In connection with Mr. Mendlik’s anticipated retirement and to provide for a smooth transition of CFO responsibilities, we entered into a separation agreement on terms derived from his employment agreement.

Executive Compensation Framework

The Compensation Committee reviews, on an ongoing basis, the Company’s executive compensation and benefits programs to evaluate whether they support the Company’s compensation philosophy and objectives and serve the interests of our stockholders. The Company’s practices include the following, each of which we believe reinforces our executive compensation philosophy and objectives:

What We Do:

•

Pay for performance. A significant percentage of targeted annual cash compensation is delivered in the form of variable compensation that is connected to actual performance. For 2014, variable compensation comprised approximately 71% of the targeted annual cash compensation for the Chief Executive Officer and, on average, 61% of the targeted annual cash compensation for the other named executive officers.

•

Set objective pre-established performance measures. Performance measures for incentive compensation are linked to objective financial measures set at the beginning of the year. They are designed to create long-term stockholder value and to hold executives accountable for the performance of the Company.

•

Emphasize future pay opportunity vs. current pay. In 2014, all of the long-term incentive awards delivered to our named executive officers were in the form of equity-based compensation vesting over a multi-year period.

•	Use an outside compensation consultant. The Compensation Committee retains its own compensation consultant to review the Company’s executive compensation program and practices.

•	Require a “double trigger” in the event of a change-in-control. In the event of a change-in-control, cash severance benefits are payable only upon a “double trigger.”

•

Have robust stock ownership guidelines. Executives are required to hold stock equal to a multiple of five times salary for our Chief Executive Officer and three times salary for each other named executive officer.

What We Don’t Do:

•	No change-in-control excise tax gross ups. We do not provide change-in-control tax gross ups.

•

No repricing or buyout of underwater stock options. Our 2013 LTIP prohibits the repricing or buyout of underwater stock options or stock appreciation rights without stockholder approval, except in connection with certain corporate transactions involving the Company.

2014 Say On Pay Vote

As noted above, in its compensation review process, the committee considers whether the Company’s executive compensation and benefits program serves the interests of the Company’s stockholders. As part of its on-going review of the Company’s executive compensation program, the Compensation Committee considered the approval by more than 99% of the votes cast for the Company’s “say on pay” vote at the Company’s 2014 Annual Meeting of Stockholders. The Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2014 “say on pay” vote.

Compensation Overview

The following discussion explains the type and amount of compensation provided to our executive officers named in the 2014 Summary Compensation Table below (the “named executive officers”), as well as the principles and processes that our Compensation Committee has established with respect to executive compensation.

The objectives of our executive compensation plans are to recruit, retain and motivate the most talented individuals available to meet or exceed our business objectives.

Our compensation plans reward executives for achieving objective financial goals related to their scope of responsibility. The objective financial goals vary between reporting segments and among departments within those segments as well as among different corporate functions. We tailor executive compensation to the particular objective financial goals that the individual can most impact as well as those goals that we believe, if achieved, will have the greatest positive impact on our business objectives. In addition, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders.

The Compensation Committee did not undertake a formal benchmarking process to evaluate the named executive officers’ 2014 cash compensation. However, the Compensation Committee did use market data in determining the long-term incentive awards made during 2014. This market data was based on 2 data sources:

•

For the CEO and CFO positions, we used proxy data from peer companies that were selected because they reflect similar business focus, client base and size. These companies included in the peer group were Western Union, Amdocs, Iron Mountain, Broadridge, Global Payments, Paychex, Equifax, Total System Services, DST Systems, Nuance, Dun & Bradstreet, Jack Henry & Assoc, Acxiom, and Neustar. The median 2013 revenue for the peer group was $2,184 million. West’s 2013 revenue was $2,686 million.

•	Data for other West executive positions was pulled from the Aon Hewitt database covering business services companies with between $1 and $4.5 billion in revenue.

Compensation Elements

Base Salary and Bonuses

We primarily rely upon cash compensation to achieve quarterly and annual objective financial goals. We believe that a market-competitive annual salary, supplemented with performance-based cash bonuses, provides the basis for recruiting and retaining talented individuals who we believe have the ability and motivation to achieve our objective financial goals. The Compensation Committee makes a qualitative analysis of these items as well as the potential impact the success or failure of the executive with respect to these items will have on us in setting salary and bonus levels. We also recognize that many of our executives have opportunities for alternative employment and aim to establish salary and bonus packages that we believe are competitive with such alternatives.

Annual salary is set at a level we believe is adequate to recruit and retain talented individuals that have the ability and desire to achieve the objective financial goals that ultimately determine annual bonuses and long-term compensation awarded to the named executive officers. The percentage of compensation derived from base salary generally declines as the executive’s position or responsibilities within the Company grow.

Recommendations for each named executive officer’s base salary and target bonus are provided to the Compensation Committee by our Chief Executive Officer annually, as described below. Factors considered by Mr. Barker in making such recommendations include:

•	A review of the scope of responsibilities of the executive compared to what was required of him or her in the previous year;

•

Assignment of financial and operational targets related to specific business objectives, including expected contribution of the relevant business unit to our revenue growth, expense management, and profitability;

•	The qualitative analysis and recommendations of the Chief Operating Officer and Chief Financial Officer; and

•	Time since targeted annual compensation was last changed.

After Mr. Barker considers these factors, he recommends a targeted cash compensation amount to the Compensation Committee. These recommendations are discussed with and approved by the Compensation Committee. As part of the discussions during the Compensation Committee meetings, the Compensation Committee considered, among other factors, our ability to replace the executive in the event of the executive’s departure, the executive’s responsibilities, the size of the organization (including number of employees, revenue and profitability) under the executive’s control, the amount received by others in relatively similar positions within the Company, the executive’s title and the period of time since the executive’s targeted annual compensation was last changed.

The Compensation Committee approved final annual base salary and bonus plans in January 2014. The approved compensation plans were consistent with Mr. Barker’s recommendations, with changes based on the discussions between the Compensation Committee and Mr. Barker. Mr. Barker is not involved in the setting of his compensation levels, but rather the Compensation Committee considers and determines Mr. Barker’s compensation independently. Based on the Compensation Committee’s review of the factors discussed above, the Compensation Committee did not increase the annual base salaries for the named executive officers in 2014. The Compensation Committee did increase the target bonus opportunity for each of the named executive officers in 2014 ranging from 25% to 33% to provide further variable compensation to incentivize achievement of targeted financial performance. The target bonus opportunities can be found in the 2014 Grants of Plan-Based Awards Table.

In determining the differences among the executives’ target bonus compensation in 2014, the Committee relied on Mr. Barker’s qualitative analysis of the factors described above. Of particular significance were Mr. Barker’s assessments of (i) the relative contribution by each officer to the achievement of key financial objectives, including revenue growth, expense management and profitability, (ii) the challenges faced by each officer as a result of market conditions, including both the competitive market dynamics for the Company’s service offerings as well as the macroeconomic environment, and (iii) the role each officer played in the identification, evaluation, execution and integration of acquisition opportunities and the success of each officer in achieving financial results for such acquisitions.

2014 Annual Cash Bonus Structure

We primarily rely upon cash bonuses, paid quarterly and annually based upon annual objective financial goals, to compensate employees for annual performance. We have designed our cash bonuses to represent a significant portion of the targeted total annual cash compensation of our named executive officers. We pay performance-based bonuses only when we achieve pre-determined financial goals.

To timely reward executives, we pay a portion of the projected annual cash bonuses on a quarterly basis provided the financial goals were met for that quarter and the annual objectives are projected to be met. We retain 25% of the quarterly bonuses, and pay such holdback in February of the following year provided the annual financial goals are met. In the event the annual financial goals are not met, we retain the option to require repayment or to offset any pro-rata quarterly portion of the bonus that was paid in anticipation of meeting the annual financial goals against future earned bonuses.

The Compensation Committee approves our financial goals and the bonus opportunities related to such goals. For 2014, the Compensation Committee approved EBITDA, revenue growth and net operating income goals for the named executive officers. For purposes of bonus calculations in 2014, EBITDA was defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted as described in the reconciliation below for the cost of capital on the purchase price of acquisitions made in 2014. For our corporate named executive officers who are in positions with general management responsibility for the Company as a whole (Mr. Barker, Ms. Berger, Mr. Mendlik, Mr. Mussman and Mr. Treinen), the Compensation Committee viewed adjusted EBITDA and revenue growth as the best performance metrics to be used to determine annual performance bonuses as they were viewed as closely aligned with the Company’s financial performance objectives of continued profitable growth. The 2014 annual bonus plan design provides for increased cash compensation aligning with adjusted EBITDA and revenue growth, with bonuses earned in three tranches. Tranche 1 was earned for adjusted EBITDA performance that maintained prior year performance, while Tranche 2 rewarded performance at levels above the prior year’s adjusted EBITDA performance. Tranche 3 rewarded revenue results in excess of the Company’s projected revenue growth. As further described below, for

Mr. Strubbe, who lead the Company’s Unified Communications segment in 2014, his performance bonus was determined by a combination of the net operating income of the segment, revenue results in excess of the reporting segment’s projected revenue growth and, to reflect the contribution of his segment to the overall performance of the Company, a smaller component related to achievement of the Company’s EBITDA guidance.

Corporate Level Bonus Goals

Mr. Barker, Ms. Berger, Mr. Mendlik, Mr. Mussman and Mr. Treinen each earned a 2014 performance bonus based on the Company’s EBITDA performance, as adjusted for the cost of capital on the purchase price of acquisitions made in 2014 as set forth in the following table.

Executive	Tranche 1: For each million dollars of EBITDA earned (up to max Tranche 1 bonus), executive earns:	Max Tranche 1 Bonus:	Tranche 2: For each million dollars of EBITDA earned (above Tranche 1 EBITDA), executive earns:	Tranche 3
Mr. Barker	$1,775	$1,250,000	$52,966	Percentage of excess revenue growth over target revenue growth ($103 million) times amount of the Tranche 2 bonus earned
Ms. Berger	$1,242	$ 875,000	$37,076
Mr. Mendlik	$ 399	$ 281,250	$11,917
Mr. Mussman	$ 222	$ 187,500	$ 6,621
Mr. Treinen	$ 399	$ 281,250	$11,917

2014 Corporate Level Bonus Payouts

The 2014 performance bonus calculation for Mr. Barker, Ms. Berger, Mr. Mendlik, Mr. Mussman and Mr. Treinen is presented in the table below:

2014 EBITDA					$715,352,559
Less the cost of capital on the purchase price of acquisitions made in 2014					7,527,248

2014 EBITDA, adjusted for bonus purposes					707,825,311

Less 2013 EBITDA adjusted for bonus purposes					(704,445,029)

2014 EBITDA growth for bonus calculation					$3,380,282

	Barker 2014 Performance Bonus	Berger 2014 Performance Bonus	Mendlik 2014 Performance Bonus	Mussman 2014 Performance Bonus	Treinen 2014 Performance Bonus

Tranche 1	$1,250,000	$875,000	$281,250	$187,500	$281,250
Tranche 2	179,040	125,327	40,283	26,856	40,283
Tranche 3	-	-	-	-	-

2014 performance bonus	$1,429,040	$1,000,327	$321,533	$214,356	$321,533

Annual Bonus for Mr. Strubbe

In 2014, Mr. Strubbe’s bonus calculation included three components. The first component was based on the Unified Communications Segment’s net operating income pre-corporate allocations and amortization (“NOI PC&A”), to be earned in two tranches. Tranche 1 was earned for performance that maintained the prior year performance of the Unified Communications Segment’s NOI PC&A, while Tranche 2 rewarded performance at levels above the prior year’s NOI PC&A performance as shown in the following table.

Executive	Tranche 1: For each million dollars of NOI PC&A earned (up to max Tranche 1 bonus), executive earns:	Max Tranche 1 Bonus:	Tranche 2: For each million dollars of NOI PC&A earned (above Tranche 1 NOI PC&A), executive earns:	Revenue Component
Mr. Strubbe	$741	$350,000	$81,094	Percentage of excess revenue growth over target revenue growth ($72.2 million) times amount of the Tranche 2 bonus earned

Mr. Strubbe’s 2014 bonus calculation also included a component of a $100,000 bonus payable based on West Corporation’s achievement of a minimum 2014 EBITDA objective originally established when the Company provided its guidance in January 2014. That guidance indicated that 2014 EBITDA would range from $690 million to $719 million. 2014 adjusted EBITDA was $707.8 million, therefore, the third component of Mr. Strubbe’s performance bonus resulted in a $100,000 payout. Mr. Strubbe’s total 2014 performance bonus was $427,308:

Tranche 1 Bonus:  $327,308    +    Revenue Component:  $0    +    Corporate Guidance Component:  $100,000.

In March 2015, Mr. Strubbe announced his departure from the Company effective April 2015.

Long-Term Incentive Compensation

We primarily rely upon equity-based awards to provide long-term incentive compensation to recruit and retain talented individuals and to motivate them to meet or exceed our long-term business objectives.

Prior to the completion of our Initial Public Offering (“IPO”) in 2013, we adopted the 2013 Long-Term Incentive Plan (“2013 LTIP”) which provides participants with added incentive to remain employed by or perform services for us and align such individuals’ interests with those of our stockholders. In September 2014, the Board of Directors authorized restricted stock grants, vesting over four years, to each of Messrs. Barker, Strubbe, Treinen and Mussman subject to the executive’s continued service through the vesting period. In determining the size of the restricted stock grants, the Board of Directors considered an analysis prepared by Meridian, the recommendations of the Compensation Committee and the CEO’s determination of the overall value of the other named executive officers to the Company, including the following factors: 1) the executive’s expected impact on the Company’s financial objectives; 2) the Company’s ability to replace the executive in the event of the executive’s departure; 3) the size of the organization including number of employees, revenue and income under the executive’s control; and 4) the amount received by others in relatively similar positions.

In making the awards, for recipients other than our CEO, the Board considered half of the award to reflect an annual long-term incentive grant and the other half to be a specific retention award. As the Company undertakes the realignment of its operations with its stated objective of focusing on faster-growing, more profitable lines of business through a divestiture of several of its agent services businesses and the integration of recent acquisitions, the Board determined that it was critical that the Company retain key members of its executive team to see the strategy through to completion. The choice of restricted stock as a vehicle, and the size of the awards, were specifically focused on retaining the current team over the next several years.

Also, in September 2014, the Board of Directors authorized a similar restricted stock grant to our CEO, vesting over 4 years. In addition, in October, the Board of Directors made a grant of performance-based restricted stock to our CEO, with vesting based on specific Total Shareholder Return goals relative to the Russell 2000 (as described below). These two equity awards were made to our CEO to retain him and motivate him to achieve our strategic objectives over the next several years, as outlined above. The Board does not anticipate making further equity grants to the CEO for the next four years.

Under the terms of the performance-based restricted stock award, the award will vest based on the Company’s Total Shareholder Return (“TSR”) percentile ranking over the performance period beginning on the date of grant and ending on December 31, 2017 (the “Performance Period”) compared to the TSR of the companies included in the Russell 2000 (on both the first and last day of the Performance Period), in accordance with the following schedule:

	Company Percentile Rank vs. Russell 2000	Aggregate Percentage of Shares Vested(1)
At or Below Threshold	At or below the 30th percentile	0%
Mid-point	52.5 percentile	50%
Maximum	75th percentile and above	100%

(1)	Vesting percentage will be determined using straight-line interpolation between performance levels, rounded up or down to the nearest whole share.

Because the performance-based restricted stock award for Mr. Barker was designed as a multi-year award, the Board determined that multiple performance periods should be evaluated to determine vesting. Up to one-third of the shares subject to the award will be eligible for vesting based on the Company’s TSR percentile ranking in accordance with the schedule above over the period beginning on the date of grant and ending on December 31, 2016 (the “Interim Performance Period”) compared to the TSR of the companies included in the Russell 2000 (on both the first and last day of the Interim Performance Period).

In the event that any shares subject to award remain unvested following the Performance Period, the unvested shares will be eligible for vesting based on the Company’s TSR percentile ranking over the period beginning on the date of grant and ending on December 31, 2018 (the “Supplemental Performance Period”) compared to the TSR of the companies included in the Russell 2000 (on both the first and last day of the Supplemental Performance Period), in accordance with the schedule above.

If TSR is negative for the applicable performance period, the maximum award which may vest is 25,000 shares, in the case of the Interim Performance Period and 75,000 shares, in the aggregate, for the Performance Period and the Supplemental Performance Period.

For purposes of continued vesting of the performance-based restricted stock award, Mr. Barker must continue to serve as Chief Executive Officer or as Chairman of the Board of Directors. Consulting pursuant to Mr. Barker’s employment agreement, employment in a non-CEO capacity or serving as a non-Chairman director does not result in continued vesting of such performance-based award under the terms of the award agreement. Upon termination of employment for any reason prior to the one year anniversary of the grant date, unvested shares as of such termination date will be forfeited. Upon termination of employment for cause or voluntarily by Mr. Barker without good reason, unvested shares as of such termination date for such performance-based award will be forfeited. Upon termination of employment involuntarily without cause, voluntarily for good reason or on account of death on or after the one year anniversary of the grant date, the Performance Period will end as of the termination date and a pro rata portion of the shares will vest based on performance through the termination date.

Other Long-Term Benefit Plans

We also provide a nonqualified deferred compensation plan, which we refer to as our Deferred Compensation Plan, to certain of our senior level executives. Eligible executives are allowed to defer annually their bonus and up to 50% of base salary not to exceed $500,000, in each case, attributable to services performed in the following plan year. Deferrals are credited with notional earnings based on notional shares of various mutual funds or notional equity interests in our Company, at the election of the executive. If the executive chooses notional equity interests in our Company as the investment alternative, we match a portion of the executive’s deferrals. For 2014, the matching contribution was 50%. Matching contributions to the Deferred Compensation Plan vest ratably over a five-year period beginning on January 1, 2007 or, if later, the date the executive first participates in the Deferred Compensation Plan. The vested portion of the participant’s account under the Deferred Compensation Plan will be paid on the date specified by the participant which can be no earlier than five years following the plan year of deferral or, if earlier, the date the participant separates from service with us. Deferrals credited with earnings based on notional equity interests are paid through the issuance of our shares, unless the Compensation Committee elects to settle such obligation in cash. Recipients of the shares have no equity or contractual put right with respect to the shares until distributed to them. The Deferred Compensation Plan further aligns the interests of executive management and the long-term goals of equity holders by allowing executives to increase their equity interest in us.

We also provide a 401(k) plan and a second deferred compensation plan, which we refer to as our Executive Retirement Savings Plan. We match contributions up to 14% of income or the statutory limit, whichever is less. We believe that such plans provide a mechanism for the long-term financial planning of our employees.

Other Perquisites

We provide discretionary perquisites to create goodwill with employees and to reward employees for achievements that may not be measurable financial objectives. We do not believe perquisites should be a significant element of our compensation program. Currently we provide Company paid medical and dental premiums for Mr. Barker and Ms. Berger.

Severance Protection

Each of the named executive officers is party to an employment agreement, which provides for payments in the event of a termination of employment, as well as a change in control severance agreement (the “Change in Control Agreement”), which provides for additional payments and benefits in the event of a termination following a change in control. The purpose of the severance protection included in the employment agreements and change in Control Agreements is to attract and retain the Company’s executives. We believe that it is appropriate to provide executives with the protections afforded by such severance as it protects our executives from termination for circumstances outside of their control. The purpose of the Change in Control Agreements is to provide certainty to executives during any potential change in control transaction. The terms and amount of severance benefits under the Change in Control Agreements were based upon the form of such agreements executed by the Company’s executives prior to the Company’s 2006 Recapitalization. Under the Change in Control Agreements, if the participant’s employment with us terminates during the two-year period following the consummation of a change in control for any reason other than cause, resignation without good reason, death or disability, then the participant is entitled to:

•	unpaid base salary and bonus;

•	a prorated target bonus for the year in which the termination occurs;

•

lump sum payments of either two times (for named executive officers other than the CEO) or three times (for the CEO) the executive’s salary and bonus in effect immediately prior to the change in control;

•	continued benefit coverage for the participant and his or her dependents for a period not to exceed three years;

•	accelerated vesting of any long-term incentive award held by the participant, with any applicable performance goals deemed satisfied at the target level; and

•	outplacement assistance for a period of time not to exceed twelve months.

In May 2014, the Company announced Mr. Mendlik’s intent to retire in April 2015. In connection with Mr. Mendlik’s anticipated retirement and to provide for a smooth transition of CFO responsibilities, the Company entered into a separation agreement with Mr. Mendlik (the “Separation Agreement”), which included a $40,000 monthly consulting fee. This consulting arrangement was derived from and consistent with the terms of Mr. Mendlik’s employment agreement.

For further details on the amounts to be received by the Company’s named executive officers under the Change in Control Agreements or their employment agreements or, in the case of Mr. Mendlik, his separation agreement, see “Employment Agreements,” “Mr. Mendlik’s Separation Agreement,” “Change in Control Agreements” and “Potential Payments Upon Termination or Change of Control” below.

Stock Ownership Guidelines

In October 2013, the Board of Directors established stock ownership guidelines for our Chief Executive Officer, our named executive officers and other senior officers in order to reinforce the link between their financial interests and those of our stockholders. The guidelines are expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (under the guidelines) includes stock owned directly or beneficially through ownership by or for the benefit of direct family members (spouses and/or dependent children), unvested restricted stock and restricted stock units or stock units owned through our Nonqualified Deferred Compensation Plan, in each case, whether or not vested.

Under our stock ownership guidelines, Mr. Barker is expected to own an amount of our stock equal in value to at least five times his base salary and Ms. Berger and Messrs. Mendlik, Mussman, Strubbe and Treinen are expected to own an amount of our stock equal in value to at least three times their respective base salaries.

Current officers are expected to attain the ownership guideline by November 1, 2016, or, within three years after first becoming subject to the requirement. As of the end of fiscal year 2014, all named executive officers satisfy the applicable stock ownership guidelines.

Tax Implications of Executive Compensation Program

Under Section 162(m) of the Internal Revenue Code, named executive officer (other than the Chief Financial Officer) compensation over $1 million for any year is generally not deductible for United States income tax purposes. The Company is currently operating under transition rules under Section 162(m) of the code following our 2013 IPO.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” be included in this proxy statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Anthony J. DiNovi, Chair

Paul R. Garcia

Soren L. Oberg

2014 EXECUTIVE COMPENSATION

Summary Compensation

The following table shows compensation information for 2014 and, to the extent required under the SEC executive compensation disclosure rules, 2013 and 2012 for the named executive officers.

2014 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(3) ($) (f)	Non-Equity Incentive Plan Compensation(4) ($) (g)	All Other Compensation(5) ($) (h)	Total ($) (i)
Thomas B. Barker	2014	1,000,000	-	21,939,798	-	1,429,040	260,157	24,628,995
Chief Executive	2013	1,000,000	750,000	1,699,988	-	1,478,209	262,766	5,190,963
Officer and Director	2012	950,000	-	-	9,432,450	1,420,687	588,619	12,391,756

Nancee R. Berger	2014	660,000	1,500	-	-	1,000,327	251,889	1,913,716
President and Chief Operating Officer	2013	660,000	250,000	551,500	-	1,034,745	267,005	2,763,250
	2012	630,000	-	-	1,530,000	994,482	318,908	3,473,390

Paul M. Mendlik	2014	480,000	-	-	-	321,533	204,517	1,006,050
Chief Financial Officer and Treasurer	2013	480,000	250,000	137,875	-	332,590	262,314	1,462,779
	2012	480,000	-	-	765,000	319,655	286,162	1,850,817

David C. Mussman	2014	350,000	-	1,848,125	-	214,356	59,450	2,471,931
Executive Vice President, General Counsel

Todd B. Strubbe	2014	500,000	-	2,957,000	-	427,308	98,946	3,983,254
President - Unified	2013	500,000	250,000	413,625	-	503,004	59,992	1,726,621
Communications	2012	500,000	1,000	-	2,295,000	701,446	138,060	3,635,506

David J. Treinen	2014	430,000	-	2,217,750	-	321,533	79,629	3,048,912
Executive Vice President Corporate Development and Planning

(1) The 2014 bonus for Ms. Berger includes a twenty-five year service award. The 2013 bonuses represented transaction-based IPO bonuses granted by the Compensation Committee under our Executive Incentive Compensation Plan.

(2) The amounts reported for 2014 and 2013 represent the grant date fair value associated with the restricted stock awards granted in each year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). See note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC Topic 718. For Mr. Barker, the amounts reported for 2014 also includes the grant date fair value of a performance-based restricted stock award, which was calculated based on the probable outcome of the market-based performance condition at the time grant. The performance-based restricted stock award vests based on the Company’s TSR percentile ranking over the applicable performance period compared to the TSR of companies included in the Russell 2000 Index on both the first and last day of the applicable performance period which ends on December 31, 2017, with an interim performance period which ends on December 31, 2016 and a supplemental performance period which ends on December 31, 2018. The grant date fair value of the performance-based restricted stock award does not correspond to the actual value that may be recognized by Mr. Barker with respect to this award, which may be higher or lower based on a number of factors, including the Company’s performance, the performance of the companies in the Russell 2000 Index, stock price fluctuations and applicable vesting. Under Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation, the vesting condition related to the performance-based restricted stock granted to

Mr. Barker is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above that could be calculated and disclosed based on achievement of market conditions.

(3) The amounts reported for 2012 represent the aggregate grant date fair value of option awards granted in 2012 under the Company’s 2006 Executive Incentive Plan, computed in accordance with ASC Topic 718. See note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC Topic 718.

(4) The amounts in this column constitute performance-based bonuses earned under each named executive officer’s employment agreements approved by the Compensation Committee at the beginning of each fiscal year. Please see the “Compensation Discussion and Analysis” for further information regarding these performance-based bonuses.

(5) Amounts included in this column are set forth by category below in the “2014 All Other Compensation Table.”

2014 All Other Compensation Table

Name (a)	Company Contributions to Retirement Plans ($) (1) (b)	Insurance Premiums ($) (2) (c)	Total ($) (d)
Thomas B. Barker	258,749	1,408	260,157
Nancee R. Berger	245,207	6,682	251,889
Paul M. Mendlik	204,517	—	204,517
David C. Mussman	59,450	—	59,450
Todd B. Strubbe	98,946	—	98,946
David J. Treinen	79,629	—	79,629

(1) Includes the employer match under the Executive Retirement Savings Plan, the Company’s tax-qualified retirement savings plan and the Deferred Compensation Plan.

(2) This column includes Company paid medical and dental premiums for Mr. Barker and Ms. Berger.

2014 Grants of Plan-Based Awards

The following table shows awards granted to each of our named executive officers in 2014.

2014 Grants of Plan-Based Awards Table

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards Number of Shares of Stock (#) (f) (3)	Grant Date Fair Value of Stock Awards ($) (g) (4)
Name (a)		Target	Maximum	Target	Maximum
		($) (c)	($) (d)	(#) (d)	(#) (e)
Thomas B. Barker	September 2, 2014 October 30, 2014	2,500,000	N/A	N/A	150,000	600,000	17,742,000 4,197,798
Nancee R. Berger		1,750,000	N/A
Paul M. Mendlik		562,500	N/A
David C. Mussman	September 2, 2014	375,000	N/A			62,500	1,848,125
Todd B. Strubbe	September 2, 2014	800,000	N/A			100,000	2,957,000
David J. Treinen	September 2, 2014	562,500	N/A			75,000	2,217,750

(1)

The employment agreements for each named executive officer provide for performance-based bonuses if certain performance objectives are achieved. The performance-based bonus opportunities for the named executive officers do not provide for a minimum or maximum bonus opportunity. Amounts actually earned under the employment agreements are reflected in column (g) to the 2014 Summary Compensation Table. See the “Compensation Discussion and Analysis” section for further information regarding the 2014 annual performance-based bonus.

(2)

On October 30, 2014, we issued 150,000 shares of performance-based restricted stock to Mr. Barker under the Company’s 2013 LTIP. The shares subject to this award vest based on the Company’s TSR percentile ranking over the applicable performance period compared to the TSR of companies included in the Russell 2000 Index on both the first and last day of the applicable performance period which ends on December 31, 2017, with an interim performance period which ends on December 31, 2016 and a supplemental performance period which ends on December 31, 2018. See the “Compensation Discussion and Analysis” section for further information regarding this performance-based award. Under the terms of the award, the performance-based restricted stock will vest based on the Company’s TSR percentile ranking over the performance period beginning on the date of grant and ending on December 31, 2017 compared to the TSR of the companies included in the Russell 2000 (on both the first and last day of the Performance Period), in accordance with the following schedule:

	Company Percentile Rank vs. Russell 2000	Aggregate Percentage of Shares Vested
At or Below Threshold	At or below the 30th percentile	0%
Mid-point	52.5 percentile	50%
Maximum	75th percentile and above	100%

Vesting percentage will be determined using straight-line interpolation between performance levels, rounded up or down to the nearest whole share.

(3)

Represents restricted stock awards granted to the named executive officers on September 2, 2014 under the Company’s 2013 LTIP. The restricted stock awards vest over a period of four years with one-fourth of the restricted stock becoming unrestricted on each of the first through fourth anniversaries of the grant date, subject to the executive’s continued employment through the applicable vesting date.

(4)

The amounts reported in this column represent the aggregate grant date fair value of the 2014 stock awards, each computed in accordance with ASC Topic 718. See note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC Topic 718.

Employment Agreements

During 2014, all of the named executive officers were employed pursuant to agreements with us. Each employment agreement sets forth, among other things, the named executive officer’s minimum base salary, non-equity incentive compensation opportunities and entitlement to participate in our benefit plans. The employment agreements are updated annually to reflect base salary and bonus objectives for the applicable year.

Salary and Bonus

The 2014 annual base salaries for the named executive officers established by the Compensation Committee on January 29, 2014 were: Mr. Barker, Chief Executive Officer, $1,000,000; Ms. Berger, President and Chief Operating Officer, $660,000; Mr. Mendlik, Chief Financial Officer and Treasurer, $480,000; Mr. Mussman, Executive Vice President General Counsel, $350,000; Mr. Treinen, Executive Vice President Corporate Planning and Development $430,000; and Mr. Strubbe, President-Unified Communications $500,000. No annual increases were made for any of the named executive officers for 2014.

The agreements also cover annual incentives. Please see the “Compensation Discussion and Analysis” for a discussion of the specific incentive-based targets for each of the named executive officers.

Term and Termination

The term of each employment agreement commenced on January 1, 2009, except Mr. Strubbe’s which commenced on September 28, 2009, and continues indefinitely until terminated pursuant to the terms of the applicable employment agreement. Each employment agreement terminates immediately upon the death of the executive and executive’s employment may otherwise be terminated voluntarily by either party at any time, subject to the terms and conditions of the applicable employment agreement.

In the event that employment is terminated, the executive is entitled to severance payments determined by the nature of the termination. If we terminate an executive’s employment for “cause” (as described below), the executive is entitled only to the obligations already accrued under his or her employment agreement (any such obligations are referred to as “accrued obligations”). An executive who dies is entitled to the accrued obligations and the earned bonus for the year in which his or her death occurs. If an executive terminates his or her employment without “good reason” (as described below), the executive is entitled to receive any accrued obligations and, if the executive is providing consulting services, a multiple of his or her base salary payable in equal installments for the consulting period beginning on the date of the termination. If we terminate an executive’s employment without cause or if an executive terminates his or her employment for good reason, the executive is entitled to receive any accrued obligations and a multiple of that executive’s base compensation payable in equal installments for the one or two-year period beginning on the date of the termination and, if the executive is providing consulting services to us, an amount equal to the projected annual bonus payable to that executive as of the date of the termination, payable in equal installments for the one or two-year period beginning on the date of the termination. For purposes of determining the severance benefits under the employment agreement, the severance multiple is equal to one for Mr. Strubbe, Mr. Mussman and Mr. Treinen and two for all

of the other named executive officers. In any case where our obligation to make severance payments to an executive is conditioned on that executive’s provision of consulting services to us, that obligation terminates immediately in the event that the executive ceases to provide such consulting services during the applicable consulting period which begins on the date of the termination.

Under the employment agreements, “cause” shall be deemed to exist if there is a determination that the executive has engaged in significant objective acts or omissions constituting dishonesty, willful misconduct, or gross negligence relating to our business. The employment agreements define “good reason” as the occurrence of one of the following events without the consent of the executive:

•

both (i) a reduction in any material respect in the executive’s position(s), duties or responsibilities with the Company, and (ii) an adverse material change in the executive’s reporting responsibilities, titles or offices with the Company, other than, for purposes of clauses (i) and (ii), a reduction or adverse change attributable to the fact that the Company is no longer a privately-held company;

•

a reduction of 20% or more in the executive’s rate of annual base salary other than a reduction made after the Company determines such reduction is a reasonably necessary step or component to address potential breaches or violations of any debt covenants; or

•	any requirement of the Company that the executive be based more than 50 miles from the facility where the executive is based as of the date of the employment agreement.

Consulting Services

If we terminate an executive’s employment without cause or if an executive terminates his or her employment with or without good reason, we have agreed to retain the executive (other than Mr. Treinen) as a consultant for a period of one or two years (as described above) from the date of the termination, which facilitates the transition associated with an executive’s departure from the Company. During the consulting period, the executive will receive compensation from us as described above and will remain covered under all medical, dental, vision, flexible spending account and executive assistance plans or programs available to our actively employed executives. The executive may terminate his or her consulting obligations to us at any time during the consulting period. In the event that an executive chooses to engage in other employment without the Company’s consent, not to be unreasonably withheld, the consulting period and the parties’ respective obligations are immediately terminated.

Restrictive Covenants

Pursuant to each employment agreement, each executive is subject to restrictive covenants related to the protection of confidential information, non-competition, inventions and discoveries, and the diversion of our employees. An executive’s breach of any of the restrictive covenants contained in an employment agreement entitles us to injunctive relief and the return of any severance payments (excluding accrued obligations) in addition to any other remedies to which we may be entitled.

Mr. Mendlik’s Separation Agreement

In May 2014, the Company announced Mr. Mendlik’s intent to retire in April 2015. In connection with Mr. Mendlik’s anticipated retirement and in order to provide for a smooth transition of CFO responsibilities, the Company entered into a Separation Agreement on the following terms.

Compensation

Pursuant to the Separation Agreement, upon termination of his employment in April 2015, Mr. Mendlik is entitled to the obligations accrued as of his termination date under his employment agreement and an amount equal to the projected annual bonus earned by Mr. Mendlik for the year ending December 31, 2015 based on the Company’s internal projections substantially concurrent with his termination, payable not later than March 15, 2016.

Consulting Services

The Company agrees to retain Mr. Mendlik as a consultant for a period of two years from the date of his termination (the “Consulting Period”). During the Consulting Period, Mr. Mendlik will receive a consulting fee at a rate of $40,000 per month and will remain covered under all medical, dental, vision, flexible spending account and executive assistance plans or programs available to actively employed executives of the Company. Mr. Mendlik may terminate his consulting obligations to the Company at any time during the Consulting Period. In the event that Mr. Mendlik chooses to engage in certain other employment, the Consulting Period and the related obligations of the Company and Mr. Mendlik are immediately terminated.

The payments described above are in lieu of certain amounts payable under Mr. Mendlik’s employment agreement and change in control severance agreement with the Company.

Change in Control Agreements

The Company is party to Change in Control Agreements with certain executive officers and other key employees of the Company. An employee who enters into a Change in Control Agreement is entitled to the following severance benefits if the employee’s employment with the Company terminates during the two-year period following the consummation of a Change in Control (as defined in the Change in Control Agreement) for any reason other than cause, resignation without good reason, death or disability, as described in the Change in Control Agreement, or if the employee’s employment is terminated by the Company without cause prior to the consummation of a Change in Control at the direction or request of the person or group contemplating the Change in Control:

•	any unpaid base salary and bonus;

•

a prorated bonus for the year in which the termination occurs, based on the higher of the target bonus for the year of termination or the target bonus in effect immediately prior to the consummation of the Change in Control;

•

a lump sum payment equal to (i) two times the sum of the employee’s highest annual base salary in effect during the 12 months prior to the termination date plus the employee’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the employee’s bonuses during the three years prior to the date of the Change in Control) if the employee is a Tier 2 employee or (ii) a lump sum payment equal to three times such sum if the employee is a Tier 1 employee;

•

continued benefit coverage for the employee and his or her dependents for a period of (i) two years after the date of termination if the employee is a Tier 2 employee or (ii) three years after the date of termination if the employee is a Tier 1 employee;

•

accelerated vesting of any long-term incentive award (including, without limitation, any option, restricted stock, restricted stock unit, and other equity-based award) held by the employee, with any applicable performance goals deemed satisfied at the target level; and

•	outplacement assistance for a period of 12 months if the employee is a Tier 1 or 2 employee, but having a cost not in excess of $15,000 per employee.

Mr. Barker is a Tier 1 employee and Ms. Berger and Messrs. Mendlik, Mussman, Strubbe and Treinen are Tier 2 employees.

The severance benefits under the Change in Control Agreement are in lieu of any severance and consulting compensation paid under the employee’s existing employment agreement; except that, if the cash severance and consulting compensation payable under the employee’s existing employment agreement exceeds the cash severance under the Change in Control Agreement, then the employee will receive the cash severance and consulting compensation payable under such employment agreement rather than the cash severance payable under the Change in Control Agreement. If the payments to the employee would cause the employee to be subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the employee may elect to reduce the payments to the largest amount that could be payable without causing any payment to be (i) subject to the excise tax or (ii) nondeductible by the Company by reason of Section 280G of the Code.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2014. The market value of shares of stock that have not vested reflects a stock price of $33.00, the closing price on December 31, 2014.

2014 Outstanding Equity Awards At Fiscal Year-End Table

		Option Awards				Stock Awards
Name (a)		Number of Securities Underlying Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#) (f)	Market Value of Shares of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards Number of Unearned Shares That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (i)
Thomas B. Barker
	(1)	192,656		33.52	3/30/2022
	(1)	192,656	385,312	25.52	3/30/2022
	(2)					51,375	1,695,375
	(3)					600,000	19,800,000
	(4)							150,000	4,950,000
Nancee R. Berger
	(1)	31,250		33.52	3/30/2022
	(1)	31,250	62,500	25.52	3/30/2022
	(2)					16,667	550,011
Paul M. Mendlik
	(1)	15,625		33.52	3/30/2022
	(1)	15,625	31,250	25.52	3/30/2022
	(2)					4,167	137,511
David C. Mussman	(1)	25,000		33.52	3/30/2022
	(1)	25,000	50,000	25.52	3/30/2022
	(2)					6,667	220,011
	(3)					62,500	2,062,500
Todd B. Strubbe
	(1)	46,875		33.52	3/30/2022
	(1)	46,875	93,750	25.52	3/30/2022
	(2)					12,500	412,500
	(3)					100,000	3,300,000
David J. Treinen
	(1)	25,000		33.52	3/30/2022
	(1)	25,000	50,000	25.52	3/30/2022
	(2)					6,667	220,011
	(3)					75,000	2,475,000

(1)	These options were granted to each named executive officer on March 30, 2012 and are scheduled to vest ratably on the second, third and fourth anniversaries of the date of grant.

(2)

Represents restricted stock awards granted to the named executive officers on July 30, 2013 under the Company’s 2013 LTIP. The restricted stock awards vest over a period of three years with one-third of the restricted stock awards becoming unrestricted on each of the first through third anniversaries of the grant date.

(3)

Represents restricted stock awards granted to the named executive officers on September 2, 2014 under the Company’s 2013 LTIP. The restricted stock awards vest over a period of four years with one-fourth of the restricted stock awards becoming unrestricted on each of the first through fourth anniversaries of the grant date.

(4)

On October 30, 2014, we issued 150,000 performance-based restricted stock awards to Mr. Barker. These awards vest based on the Company’s total shareholder return (“TSR”) percentile ranking over the applicable performance period compared to the TSR of companies included in the Russell 2000 on both the first and last day of the applicable performance period which ends on December 31, 2017, with an interim performance period which ends on December 31, 2016 and a supplemental performance period which ends on December 31, 2018.

Option Exercises and Stock Vested

The following table shows for each named executive officer all option awards exercised and all stock awards that vested during 2014.

2014 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Thomas B. Barker	—	—	25,687	672,229
Nancee R. Berger			8,333	218,075
Paul M. Mendlik	—	—	2,083	54,512
David C. Mussman	—	—	3,333	87,225
Todd B. Strubbe	—	—	6,250	163,563
David J. Treinen	—	—	3,333	87,225

Nonqualified Deferred Compensation Table

The following table shows certain information regarding our Deferred Compensation Plan and Executive Retirement Savings Plan.

2014 Nonqualified Deferred Compensation Table
Name (a)		Executive Contributions in Last Fiscal Year (1) ($) (b)	Registrant Contributions in Last Fiscal Year (2) ($) (c)	Aggregate Earnings in Last Fiscal Year (3) ($) (d)	Aggregate Withdrawls/ Distributions (4) ($) (e)	Aggregate Balance at Last Fiscal Year End (5) ($) (f)
Thomas B. Barker
	Deferred Compensation Plan	500,000	250,000	2,594,740	768,577	12,179,961
	Executive Retirement Savings	9,851	4,850	21,758		224,411
Nancee R. Berger
	Deferred Compensation Plan	472,915	236,458	2,154,847	-	10,366,788
	Executive Retirement Savings	9,851	4,925	17,281		341,943
Paul M. Mendlik
	Deferred Compensation Plan	391,535	195,768	1,396,324	1,102,502	6,192,397
	Executive Retirement Savings	9,851	4,850	12,909		176,738
David Mussman
	Deferred Compensation Plan	101,399	50,700	844,422	-	3,457,132
	Executive Retirement Savings	9,851	4,926	8,497		223,592
Todd Strubbe
	Deferred Compensation Plan	180,391	90,196	268,874	-	1,232,672
	Executive Retirement Savings	9,851	4,850	9,268		106,681
Dave Treinen
	Deferred Compensation Plan	151,607	75,804	1,166,194	-	5,762,807

(1)	Amounts in this column are also included in columns (c), (d) and (g) of the 2014 Summary Compensation Table.

(2)	Amounts in this column are also included in column (h) of the 2014 Summary Compensation Table.

(3)	The aggregate earnings represent the market value change of these plans during 2014. None of the earnings are included in the 2014 Summary Compensation Table.

(4)	Amounts in this column represent withdrawals made pursuant to deferral elections under the Deferred Compensation Plan.

(5)

Amounts in this column include both vested and unvested balances. The following amounts were previously reported as compensation to the Executives in the Summary Compensation Tables for 2013 and 2012. These amounts consist of Executive Contributions and Registrant Contributions as follows:

	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)
Thomas B. Barker	509,849	254,925	509,500	254,750
Nancee R. Berger	509,849	254,925	509,500	254,750
Paul M. Mendlik	510,351	255,017	507,495	253,748
Todd B. Strubbe	113,695	56,848	105,654	52,827

Non-Qualified Retirement Plans

Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors and highly compensated employees who are approved for participation by the Board may elect to defer a portion of their compensation and have such deferred compensation notionally invested in the same mutual fund investments made available to participants in the 401(k) plan or in notional equity interests in our Company. Open enrollment for eligible participants to participate in the Deferred Compensation Plan is held annually. Upon enrollment, the participant’s participation and deferral percentage is fixed for the upcoming calendar year. Participants may select from designated mutual funds or equity interests for notional investment of their deferred compensation. Administration of the Deferred Compensation Plan is performed by an outside provider, Wells Fargo Institutional Trust Services. Executives are allowed to defer their bonus and up to 50% of salary, not to exceed $500,000, in each case, attributable to services performed in the following plan year. We match a percentage of any amounts notionally invested in equity interests which was 50% in 2014. Such matched amounts are subject to 20% vesting each year. All matching contributions are 100% vested five years after the later of January 1, 2007 or, if later, the date the executive first participates in the Deferred Compensation Plan. All matching contributions become 100% vested if: (i) the participant dies or becomes disabled or is terminated without cause; (ii) a change of control occurs; or (iii) the Deferred Compensation Plan terminates. For purposes of the Deferred Compensation Plan, a change of control means the occurrence of any of the following: (1) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (2) any consolidation or merger of the Company with or into any other corporation or other person, or any other corporate reorganization or transaction in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock and either: (i) represent directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, or (ii) do not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board of Directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; or (3) any stock sale or other transaction or series of related transactions after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Exchange Act, other than the Former Sponsors and their respective affiliated funds; but excluding any bona fide primary or secondary public offering). The Deferred Compensation Plan and any earnings thereon are held separate and apart from our other funds, but remain subject to claims by our general creditors. Earnings in the Deferred Compensation Plan are based on the change in market value of the Deferred Compensation Plan investments during a given period. The vested portion of the participant’s account under the Deferred Compensation Plan will be paid on the date specified by the participant, which can be no earlier than five years following the year of deferral or, if earlier, the date the participant separates from service with us. Deferrals invested in notional equity interests are paid through the issuance of our shares.

Recipients of the equity interests upon such distribution have no equity or contractual put right with respect to the issued equity interests.

Participation in the Executive Retirement Savings Plan is voluntary and is restricted to highly compensated individuals as defined by the Internal Revenue Service. Open enrollment to participate in the Executive Retirement Savings Plan is held annually. Upon enrollment, the participant’s participation and deferral percentage is fixed for the upcoming calendar year. Participants may select from designated mutual funds for investment of their deferred compensation. Participants may change their investment selection as often as they choose. Administration of the Executive Retirement Savings Plan is performed by an outside provider, Wells Fargo Institutional Trust Services. We will match 50% of employee contributions, limited to the same maximums and vesting terms as those of the 401(k) plan. Earnings in the Executive Retirement Savings Plan are based on the change in market value of the plan investments (mutual funds) during a given period. We maintain a grantor trust under the Executive Retirement Savings Plan. The principal of the trust and any earnings thereon are held separate and apart from our other funds and are used exclusively for the uses and purposes of plan participants, but remain subject to claims from our general creditors. Distributions from the Executive Retirement Savings Plan are permitted only upon termination of employment with the Company.

2014 returns for the investment funds in the Executive Retirement Savings Plan were:

Fund	2014 return	Fund	2014 return
Wells Fargo Advantage Ultra Short Term	0.31%	Baron Small Cap	1.69%
PIMCO Total Return P	4.59%	American Funds New Perspective	3.18%
MFS Value I	10.55%	American Funds Euro Pacific Growth	-2.35%
Wells Fargo Advantage Index	13.39%	Mainstay Large Cap Growth I	10.54%
Fidelity Advisor Growth Opportunity I	11.99%	Goldman Sachs Mid Cap Value	13.71%
Scout Mid Cap	4.09%	PI
T. Rowe Price Retirement Income	3.91%	T. Rowe Price Retirement 2020	5.63%
T. Rowe Price Retirement 2050	6.19%	T. Rowe Price Retirement 2030	6.05%
T. Rowe Price Retirement 2010	4.99%	T. Rowe Price Retirement 2040	6.18%
PIMCO High Yield	3.31%

Potential Payments Upon Termination or Change in Control

As described under “Employment Agreements” and “Change in Control Agreements,” each of the named executive officers is subject to an employment agreement and change in control severance agreement that provides severance payments upon certain terminations. In addition, as noted above, participants in the Deferred Compensation Plan are eligible to receive accelerated vesting of Company matching contributions in the event of an employee’s death, disability, termination without cause or a change in control. Please see the “2014 Nonqualified Deferred Compensation Table” for balances in the Deferred Compensation Plan as of December 31, 2014.

The following table sets forth the payments and benefits that each named executive officer would have been entitled to upon certain termination events or a change of control as of December 31, 2014.

Potential Payments Upon Termination or Change in Control

	Prior to a Change in Control				Following a Change in Control
Name (a)	Potential Benefits Upon Termination (1) ($) (b)	Potential Cash Severance Payment Upon Voluntary Termination (2) ($) (c)	Potential Cash Severance Payment Upon Involuntary Termination (2) ($) (d)	Continued Vesting Following Termination (3) ($) (e)	Potential Benefits Upon Termination (4) ($) (f)	Potential Cash Severance Payment Upon Termination (5) ($) (g)	Accelerated Vesting Upon Change in Control (6) ($) (h)
Thomas B. Barker	11,878	2,731,034	5,231,034	14,476,849	20,578	11,231,034	26,445,375
Nancee R. Berger	34,095	1,831,920	3,581,920	550,011	35,940	5,331,920	550,011
Paul M. Mendlik	20,387	1,124,629	1,687,129	137,511	22,231	2,249,629	137,511
Todd Strubbe	17,048	741,201	1,541,201	1,381,875	35,940	2,841,201	2,282,511
Dave Mussman	14,357	459,753	834,753	1,625,261	30,559	1,559,753	3,712,500
Dave Treinen	-	164,629	594,629	-	13,514	2,149,629	2,695,011

(1)	Benefits include payments of medical, accident, disability and life insurance premiums during the consulting period following a qualifying termination of employment as described in (2) below.

(2)

In accordance with each executive’s employment agreement, (i) in the event of the executive’s voluntary termination of employment without good reason, the executive would be entitled to receive his or her base salary as payment for services as a consultant during the post-termination consulting period; and (ii) in the event of the executive’s termination of employment without cause or voluntary termination of employment for good reason, the executive would be entitled to receive his or her base salary for the severance period following termination of employment and a further payment for those executives providing consulting services, equal to such executive’s projected annual bonus. The severance (and, if applicable, consulting periods) are one year for Mr. Strubbe, Mr. Treinen and Mr. Mussman and two years for all of the other named executive officers.

(3)

The amount in this column represents the value of the unvested restricted shares and unvested stock options held under the Company’s 2013 LTIP or 2006 Executive Incentive Plan that would continue to vest during the applicable consulting periods set forth in (2) above.

(4)

Benefits include payments of medical, accident, disability and life insurance premiums for a specified period of time following a qualifying termination of employment as described in (5) below. Outplacement services of up to $15,000 will also be provided to each of the executives.

(5)

In accordance with the each executive’s change in control severance agreement, in the event of the executive’s termination of employment without cause or voluntary termination of employment for good reason following a change in control, the executive would be entitled to receive a lump sum payment equal to two times (or, in the case of Mr. Barker, three times) the sum of the employee’s highest annual base salary in effect during the 12 months prior to the termination date plus the employee’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the employee’s bonuses during the three years prior to the date of the change in control).

(6)	The amount in this column represents the value of the unvested restricted shares and unvested stock options held under the Company’s 2013 LTIP or 2006 Executive Incentive Plan as of December 31, 2014.

Risk Management and Compensation

The Compensation Committee has designed the Company’s compensation structure with the intent to attract and retain executives who have the ability and desire to grow the Company profitably. The Compensation Committee believes that incentive compensation should encourage risk within parameters that are appropriate for the long-term profitable growth of our businesses.

Each year, the Compensation Committee reviews each compensation element, including the factors for determining executive bonuses for the upcoming year as well as the bonus targets and payout ranges. The Compensation Committee believes that certain factors mitigate the potential risks posed by the Company’s annual and long-term compensation elements. For example, bonuses are generally earned upon the profitable growth (EBITDA, Net Operating Income, Revenue or Adjusted EBITDA) over the prior year. In addition, the Company has designed its internal control system to provide reasonable assurance regarding the reliability of the Company’s accounting records and financial reporting system. The Company’s performance metrics for the annual cash bonus program are subject to the scrutiny of our internal control system. The Company also engages in a comprehensive budgeting process which requires multi-level approvals with respect to various expenditures, including capital expenditures and the addition of new personnel. The Compensation Committee believes that the Company’s budgeting process as well as the various internal controls implemented by the Company limit the actions that employees can take without proper review and evaluation of the potential risks to the Company of such actions. With respect to the Company’s annual cash bonus program, the Company retains 25% of quarterly bonuses, and pays such holdback in February of the following year provided that the annual objective financial goals are met and retains the right, in the event that the aggregate amount of the bonus which has been advanced to an executive exceeds the amount of bonus that otherwise would have been payable based on performance, then the amount of such excess may, in the discretion of the Compensation Committee, either result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonus payable in subsequent periods, or be required to be paid back to the Company, upon request. The Company has also established ownership guidelines and requires equity awards to vest over a three or four year period, each of which we believe mitigates risk.

The Compensation Committee believes that each of these factors mitigates any risks posed by the Company’s compensation program.

2014 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Total ($) (d)
Lee Adrean	75,000	100,000	175,000
Anthony J. DiNovi	-	-	-
Paul R. Garcia	75,000	100,000	175,000
Laura A. Grattan	-	-	-
Michael A. Huber	-	-	-
Soren L Oberg	-	-	-
Gregory T. Sloma	75,000	100,000	175,000

Non-employee Director Compensation

We compensate our non-employee directors who are not affiliated with our Former Sponsors as follows: (i) upon joining our Board of Directors, each non-employee director received a cash retainer fee of $75,000 and fully vested shares of common stock with a fair market value equal to $100,000, with the stock award subject to pro rata forfeiture if the director does not remain on the Board for at least six months, and (ii) for each successive year on the board an annual cash retainer of $75,000 and an annual equity grant of shares of common stock with a fair market value equal to $100,000, which will vest on the one-year anniversary of the date of grant.

RELATED PERSON TRANSACTIONS

Office Lease

We lease certain office space owned by 99-Maple Partnership, a partnership whose partners are Mary and Gary West, who collectively beneficially owned approximately 18% of our common stock at December 31, 2014 (the “Lease”). Related party lease expense was approximately $0.4 million for the year ended December 31, 2014. On October 24, 2012, West Business Solutions, LLC, as successor in interest to West Telemarketing Corporation, entered into a Second Lease Amendment and Extension Agreement (the “Lease Amendment”), effective as of November 1, 2012, with 99-Maple Partnership. The Lease Amendment reduced the annual base rent, extended the term from August 31, 2014 to October 31, 2017, and added a change of control provision, which provides either party with ninety day notice and an option for early termination of the lease upon a change of control. On March 3, 2015, as a result of the sale of several of the Company’s agent based businesses, the Company is no longer party to the Lease.

Stock Repurchase

The Company entered into an agreement with certain selling stockholders affiliated with our Former Sponsors to repurchase 1,000,000 shares of common stock from such selling stockholders in a private transaction, which closed concurrently with the Secondary Offering, at $29.596875 per share, which was the price at which the shares of common stock were sold to the public in the Secondary Offering, less underwriting discounts and commissions, for an aggregate purchase price of approximately $29.6 million. The terms and conditions of the stock repurchase were reviewed and approved by a committee of our Board of Directors comprised of directors who were not affiliated with the selling stockholders.

Related Person Transactions Policy

The Company has a written policy regarding the review and approval of any transactions with related persons. Under such policy, all transactions with related persons must be approved or ratified by our Audit Committee or, upon determination by the Audit Committee, by a majority vote of all disinterested members of our Board. For these purposes, a related person transaction is considered to be any transaction that is required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K, including all relationships and related person transactions between us and (i) our directors, director nominees or executive officers (other than compensatory transactions dealt with by the Compensation Committee), (ii) any 5% record or beneficial owner of our common stock, (iii) any immediate family member of any person specified in (i) and (ii) above or (iv) an entity that is either wholly or substantially owned or controlled by someone specified in (i), (ii) or (iii) above.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of the Board, as the case may be (the “Reviewing Directors”), shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Each director and each Executive Officer of the Company shall advise the Chairman of the Audit Committee of any related person transaction of which he or she becomes aware. The Chairman of the Audit Committee shall have the power to approve or ratify any such Related Person Transaction, provided that he or she is not a party thereto. Alternatively, the Audit Committee shall consider such related person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose, unless the Audit Committee determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board, in which case such disinterested members of the Board shall consider such related person transaction at the Board’s next regularly scheduled meeting or, if they deem it advisable, prior thereto at an interim meeting called for such purpose.

If a related person transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related person to see that they are in compliance with the Committee’s guidelines and that the related person transaction remains appropriate.

Certain types of transactions, such as transactions involving rates determined by competitive bids, certain transactions in the ordinary course, and transactions in which the related party’s interest arises solely from ownership of a class of our securities or a less than ten percent equity or limited partnership interest in other entities, are deemed to be pre-approved even if such transactions would be deemed to be “related party transactions” pursuant to the criteria described above.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015. The Audit Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Audit Committee and the Board of Directors recommend a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

Deloitte & Touche LLP serves as our independent registered public accounting firm. The following table presents fees paid for the audit of our annual consolidated financial statements and all other professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2014 and 2013.

	For the Years Ended December 31,
	2014	2013
Audit fees	$1,492,185	$1,271,587
Audit-related fees	865,795	172,300
Tax fees	292,678	280,149

Total fees	$2,650,658	$1,724,036

Audit Fees

With regard to the years ended December 31, 2014 and 2013, consists principally of the audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly consolidated financial statements and audits of the Company’s subsidiaries required by statute or otherwise.

Audit-Related Fees

With regard to the year ended December 31, 2014, consists principally of procedures performed for the carve out audit of the sale of certain of our agent-based businesses, certain agreed upon procedures, procedures performed for our debt offering, service auditor reports, and the audit of our 401(k) Plan. With regard to the year ended December 31, 2013, consists principally of certain agreed upon procedures, service auditor reports and the audit of our 401(k) Plan.

Tax Fees

With regard to the year ended December 31, 2014, consists principally of tax consultation, state tax planning, due diligence assistance on certain acquisitions, research and development analysis and international tax research and consultation. With regard to the year ended December 31, 2013, consists principally of tax consultation, state tax planning, research and development analysis and international tax research and consultation.

All Other Fees

No fees were billed by Deloitte & Touche LLP to the Company for products and services rendered in 2014 and 2013, other than the Audit Fees, Audit-Related Fees and Tax Fees described in the preceding paragraphs.

The services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from Deloitte & Touche LLP, that the provision of such services has not adversely affected Deloitte & Touche LLP’s independence.

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided to the Company by its independent registered public accounting firm, subject to any exceptions in the Exchange Act. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals, provided that any decisions of such member or members to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. This is the second consecutive year that the Company is asking stockholders to vote on this type of proposal, known as a ‘‘say-on-pay’’ proposal. At the Annual Meeting of Stockholder held in 2014, approximately 99% of the total votes cast were voted in favor of the Company’s say-on-pay proposal. Also at the 2014 Annual Meeting, stockholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. The Board recommended that a say-on-pay vote be held annually, and an overwhelming majority of stockholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, the advisory vote to approve named executive officer compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency of future say-on-pay votes.

As described in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” in this proxy statement, we believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long term. The executive compensation program designed by our Compensation Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of West’s named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” the Summary Compensation Table and the other related disclosure and tables.”

The Board of Directors recommends a vote FOR approval of the resolution above relating to the compensation of the Company’s named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2014 concerning the shares of the Company’s Common Stock that may be issued under existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Plan category	(a)	($) (b)	(c)
Equity compensation plans approved by security holders:
2013 Long-Term Incentive Plan Stock Options	409,901	23.51	6,278,516
2013 Employee Stock Purchase Plan	-	-	728,775
2006 Executive Incentive Plan Stock Options	2,556,742	27.51	-
Nonqualified Deferred Compensation Plan (1)	1,403,261		1,829,156
Equity compensation plans not approved by security holders:	-	-	-

Total	4,369,904		8,836,447

(1) Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors and other highly compensated employees who are approved for participation by the Compensation Committee of our Board of Directors may elect to defer their bonus and up to 50% of their salary, with such bonus and salary deferrals not to exceed $500,000. In accordance with the terms of the plan, such deferred compensation will be notionally invested in the same investments made available to participants of the 401(k) plan or our common stock. We match a percentage (50% in 2014) of any amounts notionally invested in our common stock, where matched amounts are subject to a five-year vesting schedule with 20% vesting each year after the individual first participates in the Deferred Compensation Plan. At December 31, 2014, the notionally granted common stock under the Deferred Compensation Plan, including both vested and unvested common stock was 1,403,261 shares.

REPORT OF THE AUDIT COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2014. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by the Statement on PCAOB Auditing Standard No. 16, Communications with Audit Committees , including its judgments as to the quality of the Company’s financial reporting. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Gregory T. Sloma, Chair

Lee Adrean

Paul R. Garcia

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies (or their substitutes) acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2014 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company’s Secretary at West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154 no later than December 12, 2015, unless the date of our 2016 Annual Meeting is more than 30 days before or after May 15, 2016, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2015 Annual Meeting. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement for our 2016 Annual Meeting, timely notice of any stockholder proposal must be received by us in accordance with our Second Amended and Restated Bylaws no earlier than January 16, 2016 nor later than February 16, 2016, unless the date of our 2016 Annual Meeting is more than 30 days before or 60 days after May 15, 2016, in which case notice by the stockholder to be timely must be received no earlier than 120 days prior to the date of the 2015 Annual Meeting nor later than the later of (i) 90 days prior to the 2015 Annual Meeting and (ii) 10 days after the earlier of (A) the day on which notice of the date of the 2016 Annual Meeting was mailed or (B) the day on which public disclosure of the date of the 2016 Annual Meeting was made. Such notice must contain the information required by our Second Amended and Restated Bylaws.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares.

By Order of the Board of Directors,

Thomas B. Barker Chief Executive Officer and Chairman of the Board
April 10, 2015

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/wstc Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 14, 2015. Scan code below for mobile voting.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 14, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote “FOR” the following:

1.	Election of directors:
		FOR	AGAINST	ABSTAIN

	01 Lee Adrean	☐	☐	☐

	02 Michael A. Huber	☐	☐	☐

	03 Soren L. Oberg	☐	☐	☐

The Board of Directors Recommends a Vote “FOR” Items 2 and 3:

2.	Ratification of Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain

3.	Advisory Vote to Approve Named Executive Officer Compensation	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WEST CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 15, 2015

10:00 a.m.

11808 Miracle Hills Drive

Omaha, Nebraska 68154

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2015.

If no choice is specified, the proxy will be voted “FOR” the election of directors set forth in Item 1 AND “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Thomas B. Barker and David C. Mussman, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.